THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TITANIUM ASSET MANAGEMENT CORP.

ARTICLE I

The name of the Corporation is Titanium Asset Management Corp.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The name of its registered agent at such address is Harvard Business Services, Inc.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of capital stock which the Corporation shall have authority to issue is 100,000 shares of common stock, par value $0.0001 per share (“Common Stock”).

1.          Dividend Rights. Subject to the prior and participating rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.          Redemption. The Common Stock is not redeemable. Notwithstanding anything contained herein to the contrary, repurchases of shares of the Common Stock shall be permitted pursuant to the terms of certain agreements as may be approved from time to time by the Board of Directors.

3.          Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend or rescind the Bylaws of the Corporation.

ARTICLE VI

Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE VII

A director of the Corporation shall, to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended, after approval by the stockholders of this Article VII, to authorize corporate action to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

To the fullest extent permitted by applicable law, the Corporation shall provide indemnification of (and advance of expenses to) the directors and officers of the Corporation and is authorized to provide indemnification of (and advancement of expenses to) employees and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification). In addition, the Corporation is authorized to provide indemnification of (and advancement of expenses to) all of the foregoing persons, through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable provisions of law (statutory or non- statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

Any amendment, repeal or modification of this Article VII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, by the stockholders of the Corporation shall not apply to or adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and all rights at any time conferred upon stockholders of the Corporation by this Certificate of Incorporation are granted subject to this reservation.